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                                                                      EXHIBIT 11

                          CALEDONIA MINING CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

      1. COMPLYING WITH LAW

All employees, officers and directors of Caledonia Mining Corporation and its wholly-and partially owned subsidiaries (individually and collectively, the "Company") should respect and comply with all of the laws, rules and regulations of the countries and jurisdictions in which the Company conducts its business. Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company's securities. This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors.

      2. CONFLICTS OF INTEREST

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to employees, officers and directors and their respective family members are prohibited. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines that may be approved by the Board of Directors or committees of the Board. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate person or officer.

      3. GIFTS

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or others. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

      4. CORPORATE OPPORTUNITY

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the


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Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises in preference to their own personal interests.

      5. CONFIDENTIALITY

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by or required by applicable laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. The interests of the Company must not be advanced through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

      6. FAIR DEALING

Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees and with all stay of the various regulatory authorities with which the Company deals. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

      7. PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used only for legitimate business purposes.

      8. ACCOUNTING COMPLAINTS

The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to any member of the Audit Committee of the Board of Directors, which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially.

      9. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

      10. NO RETALIATION

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of apparent violations of this Code or other illegal or unethical conduct.

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      11. PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Company's public filings be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation and approved by a person in a superior position.

12. Where any director, officer or employee of the Company is in any doubt about the meaning of any of the provisions of this Code or of how he or she should handle or report any apparent violations of this Code or any apparent violations by the Company or any of its other directors, officers or employees of any of the applicable laws, rules or regulations, such person should consult the Company's solicitors or such members of the board of directors of the Company who are qualified lawyers. The Company accepts responsibility for paying the fees of the lawyers for any time they spend advising any person consulting them as a result of the provisions of this clause.

      13. AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the NASDAQ and the Toronto Stock Exchange.

April 8th  2004